As filed with the Securities and Exchange Commission on May 2, 2025

Registration No. 333-222213

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

L.B. Foster Company

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1324733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

415 Holiday Drive, Suite 100, Pittsburgh, Pennsylvania	15220
(Address of Principal Executive Offices)	(Zip Code)

L.B. Foster Company Savings Plan for Bargaining Unit Employees

(Full title of the plan)

Patrick J. Guinee, Esq.

Executive Vice President, General Counsel and Secretary

L.B. Foster Company

415 Holiday Drive, Suite 100

Pittsburgh, PA 15220

(Name and address of agent for service)

(412) 928-3400

(Telephone number, including area code, of agent for service)

with a copy to:

Amy I. Pandit

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, GA 30361

(404) 581-8611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

L.B. Foster Company (the “Registrant” or the “Company”) previously filed a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on December 21, 2017 (Commission File No. 333-222213) to register the offer and sale of 100,000 shares (the “Union Plan Shares”) of common stock, par value $0.01 per share (the “Common Stock”), and an indeterminate amount of interests (the “Union Plan Interests”) to be issued under the L.B. Foster Company Savings Plan for Bargaining Unit Employees (the “Union Plan”). The Company is filing this Post-Effective Amendment No. 1 to deregister the Union Plan Shares and all related Union Plan Interests previously registered under the Registration Statement.

For purposes of clarity, the offer and sale of shares of Common Stock under the L.B. Foster Company 401(k) and Profit Sharing Plan (the “Profit Sharing Plan”) and the indeterminate amount of interests to be issued under the Profit Sharing Plan will continue to be registered under the Registration Statement.

Effective June 28, 2024 (the “Effective Date”), the Company’s shares of Common Stock ceased to be an investment option under the Union Plan. As of the Effective Date, no Union Plan balances were invested in Union Plan Shares or Union Plan Interests. Accordingly, no issuance of Union Plan Shares or Union Plan Interests under the Union Plan are required to be registered under the Registration Statement. The Registrant hereby terminates the effectiveness of the Registration Statement as to the Union Plan Shares and Union Plan Interests and the Registrant hereby deregisters all Union Plan Shares and Union Plan Interests registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, with respect to the Union Plan only, to reflect the deregistration of such Union Plan Shares and Union Plan Interests.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 2, 2025.

L.B. FOSTER COMPANY

By:	/s/ Patrick J. Guinee
Patrick J. Guinee Executive Vice President, General Counsel and Secretary

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Union Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 2, 2025.

L.B. FOSTER COMPANY SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES

By:	/s/ Jamie F. O’Neill
Jamie F. O’Neill, on behalf of the L.B. Foster Company Management Investment Committee, Plan Administrator

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.